Exhibit 10.1

English Translation

EMPLOYMENT CONTRACT

between

Gentherm GmbH

Rudolf-Diesel-Str. 12, 85235 Odelzhausen

- employer –

and

Mr. Thomas Stocker
residing at: Kerbelweg 28, 80995 Munich

- employee -

- the employer and the employee are also referred to as the “parties” in the following -

(This note does not apply in English as we do not distinguish between the genders in nouns (employee))

Gentherm GmbH	Commercial Registry	Managing Director:	Bank of America
Rudolf-Diesel-Straße 12	Munich	Jörg Evers	BIC (SWIFT): BOFADEFXXXX
85235 Odelzhausen, Germany	HRB 208876	Matteo Anversa	IBAN: DE64 5001 0900 0019 5440 12
Tel.: +49 (0) 8134 933-0	VAT ID no.
Fax: +49 (0) 8134 933-555	DE274149382
Mail: info@gentherm.com			www.gentherm.com

1.	Beginning of Employment

1.1	The employee begins non-tariff employment effective September 1, 2019.

1.2	The employee is in a management position pursuant to § 5 paragraphs 3 and 4 of the (German) Works Constitution Act.

2.	Duration of Employment

2.1	The period of employment is indefinite.

2.2	However, it is automatically terminated i.e. with no requirement of advance notice, at the end of the month,

2.2.1	in which the employee reaches the legal retirement age which entitles him to an undiminished retirement pension or

2.2.2	in which he draws a retirement pension.

3.	Place of Employment

The employee’s primary place of employment is Odelzhausen with the condition that the employer may assign him a different workplace (see item 4.2).

The employee will also be required to undertake business trips in the course of his duties. Business trips may be either domestic or abroad and, in individual cases, may extend over a period of multiple weeks.

4.	Title, Nature of the Employment, Relocation Clause

Employment is with the title of “Senior Vice President and Managing Director Europe, Automotive Climate & Comfort.”

4.1	The employee’s duties are defined in a job description to be given to the employee within one month after recruitment at the latest.

4.2

The employer reserves the right to transfer the employee at any time to a different area of responsibility and duties which are, at least, commensurate with his capabilities and qualifications and to transfer the employee within the company, including to a different work location, provided, of course, that the interest of the employee is taken appropriately into consideration. The employee’s title may also be altered accordingly.

5.	Salary, Overtime Compensation

5.1

The employee will receive a gross annual salary of 400,000.00 (in words: four hundred thousand) euros. The annual fixed salary will be paid in twelve equal monthly installments, minus the statutory deductions, at the end of each calendar month.

5.2	The salary payment will be made subsequently at the end of each month by transfer to a German bank account to be named by the employee in due time.

5.3

Pursuant to the Senior Level Bonus program (see Appendix 1) of Gentherm Incorporated and its subsidiaries (in accordance with the current version respectively) and dependent on the achievement of the financial objectives the Gentherm group specified, the employee is entitled to a performance-related variable bonus beginning with fiscal year 2020. In the event of a 100% fulfillment of the objectives, the bonus is equal to 50% of the employee’s annual fixed salary.

The employee will receive a gross one-time “signing bonus” of 200,000.00 (in words: two hundred thousand) euros. Taxes and additional deductions to which the signing bonus is subject are the employee’s responsibility. The employer will pay the signing bonus, minus the related taxes and social security contributions (which the employer will direct to the appropriate authorities) to the employee within 30 calendar days after the beginning of employment. The employee must repay the signing bonus to the employer if the employee terminates his employment within 24 months of beginning. In this case, the amount the employee must repay to the employer is reduced by 1/24 for every full month of employment (i.e. gross 8,333.33 euros per month as calculated: 200,000.00 euros divided by 24 = 8,333.33 euros).

5.4

Furthermore, the employee is entitled to a “sign-on equity grant” upon beginning of employment with a “grant date value” of 220,000 euros. Additional details for the implementation and procedure of the sign-on equity grant are attached to the contract of employment in Appendix 2.

Subject to the respective approval by the Compensation Committee of the Board of Directors of Gentherm Inc., the employee is entitled to an annual “equity compensation” beginning with fiscal year 2020.

5.6

Should a pause in the employment occur for, e.g. a long-term illness without entitlement of continued payment or an unpaid vacation, there will be no entitlement to variable compensation for the time frame in question in accordance with item 5.3.

5.7	If the employee leaves the company, he is entitled to a pro-rated compensation for the current fiscal year up to the time of leaving.

5.8	The compensation paid by the employer fully encompasses compensation for any and all overtime, working on Sunday, holidays or nights.

5.9

The employee may not transfer any of his entitlements related to the employer to a third party unless the employer has given express prior approval. The employer will approve the transfer of entitlements as long as the transfer is not contradictory to the employer’s interests.

6.	Company Car

The employee is entitled to provision of a company car, including for personal use, in accordance with the respectively currently valid motor vehicle regulations. The monthly financial benefit will be taxed on the respective payroll calculation. The parties will negotiate further details to the provision of the company car.

7.	Reimbursement of Expenses

The employer will reimburse the employee upon presentation of proper documentation for all necessary expenses which he incurs during the orderly performance of his activities. Regarding the reimbursement of travel expenses, the relevant valid travel expense regulations and the relevant German tax directives apply.

8.	Working Hours

8.1	The individual regular weekly work time is 40.0 hours. The employer is entitled to specify working time which deviates from the operational norm or the agreed-upon provision in the event of necessity.

8.2	The employee is obligated, insofar as necessary, to perform overtime (including Saturdays, Sundays and holidays) within the statutory limits.

9.	Obligation to Notify and Provide Proof of Work Absence

The employee is obligated to notify the employer without delay in the event of an absence and of the foreseeable duration of the absence from work, regardless of the reason for said absence. If the absence is likely to be longer than three calendar days, doctor’s statement showing the probable duration must be presented. Please refer to the relevant work regulations.

10.	Vacation

10.1

The employer is entitled to the statutory minimum of 20 days vacation per calendar year based on a five-day work week (statutory minimum vacation). The employee is granted an additional 10 workdays of vacation per calendar year (contractual vacation) for a total of 30 days of vacation per year. Workdays are all days which are neither a Saturday, a Sunday nor a holiday in the employers country of registration.

10.2

The entirety of the vacation must be taken during the relevant calendar year. Carrying vacation over to the next calendar year may only be done if urgent operational or personal reasons of the employer justify it.

10.3	The vacation (statutory and contractual vacation) carried over must be taken in the first three months of the following year. Thereafter, the vacation expires.

An exception to this rule is that a statutory vacation carried over may still be taken up to March 31 of the second subsequent year if and when the employee is not able to take the statutory vacation due to a long-term illness.

10.4	Vacation taken will be charged to the statutory vacation first.

11.	Probationary Period and Termination of Employment

11.1

The first six months of employment are considered a probationary period. Within the duration of this probationary period, the contract may be canceled by either party with a notification of four weeks to the end of the month.

11.2

After the lapse of the probationary period, the employment may be terminated orderly with a notification period of six months to the end of the month insofar as a longer notification period is not required by law. The right to extraordinary termination remains unaffected.

11.3

In the case of an ordinary termination, the employer has the right to indemnify the employee until termination of the contract under continuation of their current pay. Otherwise, the employer only has the right to dismiss the employee if overriding interests warranting protect of the employer’s interests (e.g. betrayal of industrial secrets) make it justifiable. Any vacation and possible free-time to which the employee is entitled will be calculated onto the indemnification phase in the case of irrevocable termination.

11.4	Termination before the beginning of the contract is excluded.

11.5	Termination must occur in writing.

12.	Secondary Employment

12.1	The employee provides the employer with all his working efforts as well as his full professional knowledge and skills.

12.2

The undertaking of any additional occupation, paid or unpaid, requires prior written approval of the employer. The same applies to the assumption of supervisory board, advisory council or similar functions which are not related the employer. The employer will grant approval insofar as the undertaking of such activities are not contradictory to safeguarding the interests of the employer. Publications and lectures by the employee which concern the interests of the employer or companies related to them require prior written approval of the employer. The employee must observe his obligation of secrecy within the framework of such publications and lectures. Approval of publications and lectures will be granted as long as they are not contradictory to protecting the interests of the employer.

12.3	A granted approval may be revoked at any time.

13.	Non-Competition Clause

The employee is prohibited from working for third parties, regardless of whether independently, paid or otherwise (e.g. as employee, self-employed, advisor, counsel or manager) which are in direct or indirect competition with the employer (“competing companies”) during the term of the employment contract. Likewise, the employee is prohibited from entering into self-employed competition with the employer as well as from establishing, acquiring or taking direct or indirect part in a competing company.

13.1	In particular, the employee is prohibited from using business opportunities of the employer for his own benefit or for the benefit of third parties.

13.2

However, the employee is permitted to acquire or hold shares or other securities which are handled on a stock exchange or other recognized securities trading center as long as his share does not amount to more than a 5% interest in the competing company.

13.3	The non-competition clause also applies in favor of companies with which the employer is affiliated pursuant to §§ 15 ff. AktG (German Stock Corporations Act).

14.	Non-Disclosure

14.1

The employee is charged with strict confidentiality and prohibited from using for his own purposes or from making accessible to third parties, any and all information and circumstances, in particular, any and all business and trade secrets arising from, or in connection with his work for the employer, as well as any and all other business and trade secrets concerning the employer and enterprises related to the employer pursuant to §§ 15 ff. AktG. This also applies to any and all knowledge concerning companies or persons which are considered contractual partners or in a business relationship with the employer or their affiliated companies pursuant to §§ 15 ff. AktG which the employee obtains. If the employee has doubts about whether a circumstance is subject to secrecy, he must request clarification from the employer.

14.2	The non-disclosure obligation also applies to employees of the employer, insofar as they are not authorized to know the secret or the confidential matter because of their position.

14.3

The non-disclosure obligation also extends to secrets and confidential matters of other group companies. The same applies to secrets and confidential matters of companies affiliated with the employer pursuant to §§ 15 ff. AktG.

14.4

The non-disclosure obligation also applies after termination of employment. Insofar as the employee is unreasonably hindered in his progress by the post-contractual confidentiality obligation in accordance with items 14.1 and 14.3 of this confidentiality clause, he may demand that the employer exempt him from this obligation.

15.	Contractual Penalty

The employee forfeits a contractual penalty in the amount of one month’s gross salary (fixed salary) for each violation of the non-competition clause in accordance with item 13 as well as for each violation of the non-disclosure clause according to item 14. In the case of an ongoing infringement, particularly in the case of occurrence of one of the non-competition obligations, the penalty will be reinforced for each month in which the infringement continues. Multiple violations trigger separate contractual penalties, including multiple occasions within a single month, if applicable. If, on the other hand, individual acts of infringement of the obligations under items 13 and 14 occur in the context of a permanent infringement, they are covered by the contractual penalty for the permanent injury. The assertion of damages exceeding the contractual penalty remains reserved, likewise the assertion of all other legal claims and legal consequences of an infringement (e.g. prohibitory injunctions).

16.	Technical Equipment

The employee will be provided with a mobile telephone, a notebook computer and a PC exclusively for business use by the employer.

17.	Surrender of Work Materials

17.1

The employee is obligated, upon request from the company, and in the event of termination of employment, without express request, to surrender any and all business papers, documents, data (e.g. customer lists, customer information, all technical drawings and plans, know-how, process technology, other technical documentation), including duplicates, copies, drafts of same, regardless of format (e.g. also electronic) and other objects which concern the employer or the companies/persons with which the employer is affiliated, which are their property or are in their possession, with which the employee has been entrusted in connection with his employment status or which he has created himself or to which the employer is for other reasons entitled, without delay.

In particular, the employee is obligated to immediately return mobile telephones, PC, notebook computer, including software, data carriers which are property of the employer or to which the employer owns the rights, at any time upon request by the employer, even without express request upon termination of employment.

17.2	In the case of indemnity of the employee, this obligation to return begins upon the beginning of the indemnity.

17.3	The employee does not have the right to exercise any right of retention.

18.	Work-Related Inventions

18.1

The employee transfers all rights to work results, in particular any trademark rights, rights to use of copyrights, design rights, related property rights with respect to the copyright (including all development stages) and all other intellectual rights which he has acquired during his period of occupation exclusively to the employer, unlimited in time, space or content, if these

a)	were acquired in connection with the operational activities of the employee or

b)	were developed or acquired through use of material and/or work time provided by the employer, even if done outside working hours or

c)	are connected with his work during the effective period of this employment contract.

18.2	This transfer also includes rights which were acquired prior to occupation for the employer, insofar as the prerequisites set forth in item 18.1 apply.

18.3

The transfer in accordance with items 18.1 and 18.2 encompasses, among others, the authority of the employer to use the domestic and foreign plants — in return for payment or free — in physical and in immaterial form to publicly reproduce, duplicate, distribute, record in digital or analog format in image, data or audio carrier of any kind and to duplicate and distribute themselves. This transfer encompasses, in particular, the authority to make use of these works interactively via electronic means on all known transmission channels such as cable, satellite, all radio transmission systems of any kind in all standards.

18.4

The provision in § 69b of the Urheberrechtsgesetzes zur Urheberschaft in Arbeits-und Dienstverhältnissen (German law concerning copyright ownership in employment and service relationships) remains undiminished.

18.5

All the above-listed rights are to be transferred to the employer upon their creation, at the latest, as exclusive rights and may be used in their totality or partially by the employer as desired as well as in the form of an exclusive or non-exclusive authorization to transfer to third parties.

18.6	The employee grants the employer the right to edit the works and other services created by him and to publish and distribute these and the thus edited or altered works.

18.7

The employer is not obligated to register or utilize the rights of usage. The right of recall under the terms of the copyright act to the employee for non-exercise of the respective rights of use is precluded for a period of five years from their transfer.

18.8

The employee is in agreement that no attribution and designation of the employee as the copyright owner within the framework of the utilization of the contractual object rights under his right of determination pursuant to § 13 paragraph 2 of the UrhG (German copyright law) will occur.

18.9

All works and other services created by the employee are a component of the work assignment as relates to § 1 paragraph 1 and is fully compensated in accordance with compensation according to item 5 of this contract.

19.	Contract Modification in Written Form

Modifications or amendments to this contract must be in written form; deviating from this provision is that informally negotiated modifications or amendments to this employment contract are effective if they concern individual agreements pursuant to § 305 BGB (German Civil Code).

20.	Protection of Privacy

20.1

The employee is hereby informed that his or her personal data will be processed, insofar as this is in connection with the establishment, execution or termination of the employment relationship or for the exercise or fulfillment of law or collective agreement, an operating or service agreement (collective bargaining agreement) and employees' interests. The provisions of the General Data Protection Regulation and the Federal Data Protection Act in the version applicable from May 25, 2018 must be considered.

20.2	Additionally, the employee is made aware that illegal processing of personal information is prohibited. Therefore, he is obligated to comply with this in dealing with the information of third parties.

21.	Time Limits

21.1

All claims which result from employment and relate to the employment must be asserted in written form with respect to the other parties within a deadline of six months after their due date. Claims which are not asserted within six months in written form are forfeited.

21.2

The above-listed provisions do not apply to claims which may not be limited or excluded, in particular as relates to the statutory minimum wage, liability for malice or gross negligence of the contractual partner as well as damages which are based on injury to life, body or health.

22.	Choice of Law

German law applies.

23.	Severability Clause

Should any provision of this contract be or become invalid in whole or in part, the validity of the remaining provisions shall remain unaffected. The ineffective regulation is replaced by the legally permissible regulation, which is economically closest to the one intended by the invalid provision. The same applies to any omission.

Odelzhausen, July 05, 2019

Gentherm GmbH	Concurrence:

Date:

/s/ Jörg Evers	/s/ Thomas Stocker
...................................	...................................

Jörg Evers	Thomas Stocker

Appendices